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                                 Exhibit Index

                                  Exhibit 99.1
                      News Release of The MONY Group, Inc.


MONY Issues Closed Block Debt Security

New York (April 30, 2002) -- The MONY Group Inc. (NYSE: MNY) announced today the issuance by MONY Holdings, LLC, of $300 million in 15-year floating rate notes. Repayment of principal and interest is based upon a portion of the expected earnings contribution from MONY Life Insurance Company's closed block of participating life insurance policies.

"This transaction enables us to unlock value within MONY Life's closed block and raise additional capital at an attractive cost, while continuing to meet the obligations to our closed block policyholders," said Michael I. Roth, chairman and CEO, The MONY Group. "Our increased financial flexibility enhances our ability to execute our business strategy, and achieve growth both organically and through acquisitions."

The notes are rated "triple A" by Moody's Investor Services, Standard & Poor's Ratings Services, Fitch, Inc. and A.M. Best. The timely payment of interest and principal is ensured by Ambac Assurance Corporation, a financial guarantor of structured finance obligations. The notes will pay a coupon of three-month LIBOR plus 55 basis points. MONY Holdings is converting the floating rate notes into a fixed rate obligation.

MONY Holdings, LLC is a wholly owned subsidiary of The MONY Group Inc. and the holding company for MONY Life Insurance Company. MONY Holdings was recently established for the purpose of issuing these notes.

At the time of the company's demutualization and public offering in 1998, a closed block consisting mainly of participating whole life insurance policies was established. The closed block was set up to satisfy regulatory requirements for protecting the income stream to these policyholders. This transaction does not affect the company's current or future dividend policy for participating polices in this closed block.

Under the terms of the transaction, MONY has the option to issue up to an additional $150 million in notes until December 31, 2004. The lead initial purchaser for the debt security is Goldman, Sachs & Co. Advest, Credit Suisse First Boston, Fleet Securities, JP Morgan and Salomon Smith Barney acted as initial purchasers on the transaction.

Forward and Cautionary Statements

Statements in this release may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

About The MONY Group Inc.

The MONY Group Inc. (NYSE: MNY), with approximately $55 billion in assets under management and administration, provides life insurance, annuities, mutual funds, brokerage, asset management, business & estate planning, trust and investment banking products and services to individual and institutional clients through several member companies. The MONY Group focuses primarily on offering customized financial solutions through multiple distribution channels, including a career network, brokerage general agencies, financial advisors, brokers, and other complementary channels. The MONY Group's (www.mony.com) member companies include The Advest Group, Inc., MONY Life Insurance Company, MONY Life Insurance Company of America, Matrix Capital Markets Group Inc., Enterprise Capital Management, Inc., U.S. Financial Life Insurance Company, Lebenthal & Co., MONY Securities Corporation and Trusted Securities Advisors Corp.

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